PRELIMINARY TERM SHEET

RFMSI SERIES 2006-S11 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-S11

RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
Depositor
(Commission File No. 333-131201)

RESIDENTIAL FUNDING COMPANY LLC
Sponsor and Master Servicer

U.S. BANK NATIONAL ASSOCIATION
Trustee

CITIGROUP GLOBAL MARKETS INC.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING  A BASE  PROSPECTUS)  WITH THE  SECURITIES  AND  EXCHANGE
COMMISSION,  OR SEC, FOR THE OFFERING TO WHICH THIS  COMMUNICATION  RELATES.  BEFORE YOU INVEST,  YOU SHOULD READ THE BASE
PROSPECTUS  IN THAT  REGISTRATION  STATEMENT  AND OTHER  DOCUMENTS  THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC
WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY,  THE DEPOSITOR,  ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL
ARRANGE TO SEND YOU THE BASE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1 (877) 858-5407.

THIS TERM SHEET IS NOT  REQUIRED  TO, AND DOES NOT,  CONTAIN  ALL  INFORMATION  THAT IS  REQUIRED  TO BE  INCLUDED  IN THE
PROSPECTUS  AND  THE  PROSPECTUS  SUPPLEMENT  FOR  THE  OFFERED  CERTIFICATES.  THE  INFORMATION  IN THIS  TERM  SHEET  IS
PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE PRIOR TO THE TIME OF SALE.

THE INFORMATION IN THIS FREE WRITING  PROSPECTUS,  IF CONVEYED PRIOR TO THE TIME OF YOUR COMMITMENT TO PURCHASE ANY OF THE
OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED IN ANY PRIOR SIMILAR TERM SHEET,  THE TERM SHEET SUPPLEMENT AND
ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

THIS TERM SHEET AND THE RELATED TERM SHEET SUPPLEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE
SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

NOVEMBER 29, 2006

                       IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY
                      CLASS OF OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE
                                   PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We  provide  information  to you  about  the  offered  certificates  in  three or more  separate  documents  that  provide progressively more detail:

         -        the related base prospectus,  dated October 26, 2006 which provides general  information,  some of which may not apply to the offered certificates; and

         -        the related  prospectus  supplement,  dated  November 27, 2006,  which  provides  information  about the offered certificates.

This term sheet  provides a very general  overview of certain terms of the offered  certificates  and does not contain all of the  information  that you should  consider in making your  investment  decision.  To understand  all of the terms of a class of the offered  certificates,  you should read  carefully this document,  the  prospectus  supplement,  and the base prospectus.

The related base prospectus and prospectus supplement filed by the depositor has been filed in connection with the offered certificates, and may be found on, the SEC's website at  www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-131201.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the prospectus supplement, you should rely on the description in the related base prospectus and the prospectus supplement.  Defined terms used but not defined herein shall have the meaning ascribed thereto in the prospectus supplement and the related base prospectus.

THE  INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR  CONTRACTUAL  COMMITMENT TO PURCHASE ANY OF THE
CERTIFICATES,  SUPERSEDES ANY  INFORMATION  CONTAINED IN ANY PRIOR SIMILAR  MATERIALS  RELATING TO THE  CERTIFICATES.  THE
INFORMATION  IN THIS TERM  SHEET IS  PRELIMINARY,  AND IS  SUBJECT  TO  COMPLETION  OR  CHANGE.  THIS TERM  SHEET IS BEING
DELIVERED TO YOU SOLELY TO PROVIDE YOU WITH INFORMATION  ABOUT THE OFFERING OF THE  CERTIFICATES  REFERRED TO IN THIS TERM
SHEET AND THE TERM SHEET  SUPPLEMENT  AND TO SOLICIT AN OFFER TO PURCHASE THE  CERTIFICATES,  WHEN, AS AND IF ISSUED.  ANY
SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO
PURCHASE ANY OF THE CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE THE CERTIFICATES.

THE  CERTIFICATES  REFERRED  TO IN THESE  MATERIALS  ARE BEING SOLD  WHEN,  AS AND IF ISSUED.  THE  ISSUING  ENTITY IS NOT
OBLIGATED  TO  ISSUE  SUCH  CERTIFICATES  OR ANY  SIMILAR  SECURITY  AND THE  UNDERWRITER'S  OBLIGATION  TO  DELIVER  SUCH
CERTIFICATES  IS  SUBJECT  TO THE  TERMS  AND  CONDITIONS  OF THE  UNDERWRITING  AGREEMENT  WITH  THE  DEPOSITOR  AND  THE
AVAILABILITY  OF SUCH  CERTIFICATES  WHEN, AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED THAT THE TERMS OF THE
CERTIFICATES,  AND THE  CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM MAY CHANGE (DUE, AMONG OTHER THINGS, TO THE
POSSIBILITY  THAT MORTGAGE  LOANS THAT COMPRISE THE POOL MAY BECOME  DELINQUENT OR DEFAULTED OR MAY BE REMOVED OR REPLACED
AND THAT SIMILAR OR DIFFERENT  MORTGAGE LOANS MAY BE ADDED TO THE POOL, AND THAT ONE OR MORE CLASSES OF  CERTIFICATES  MAY
BE SPLIT,  COMBINED OR ELIMINATED),  AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS.  YOU ARE ADVISED
THAT  CERTIFICATES  MAY NOT BE ISSUED  THAT HAVE THE  CHARACTERISTICS  DESCRIBED  IN THESE  MATERIALS.  THE  UNDERWRITER'S
OBLIGATION  TO  SELL  SUCH  CERTIFICATES  TO  YOU IS  CONDITIONED  ON THE  MORTGAGE  LOANS  AND  CERTIFICATES  HAVING  THE
CHARACTERISTICS  DESCRIBED IN THESE  MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES NOT DELIVER SUCH  CERTIFICATES,
THE  UNDERWRITER  WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY OBLIGATION TO YOU TO
DELIVER ALL OR ANY PORTION OF THE  CERTIFICATES  WHICH YOU HAVE COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING ENTITY NOR
ANY UNDERWRITER WILL BE LIABLE FOR ANY COSTS OR DAMAGES WHATSOEVER ARISING FROM OR RELATED TO SUCH NON-DELIVERY.

NEITHER  THE  ISSUER  OF THE  CERTIFICATES  NOR  ANY OF ITS  AFFILIATES  PREPARED,  PROVIDED,  APPROVED  OR  VERIFIED  ANY
STATISTICAL OR NUMERICAL  INFORMATION  PROVIDED HEREIN,  ALTHOUGH THAT INFORMATION MAY BE BASED IN PART ON LOAN LEVEL DATA
PROVIDED BY THE ISSUER OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates  are not suitable  investments  for all investors.  In  particular,  you should not purchase any class of offered  certificates  unless you understand the prepayment,  credit,  liquidity and market risks associated with that class.  The offered  certificates  are complex  securities.  You should  possess,  either  alone or together  with an investment  advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet,  the term sheet supplement and the related base  prospectus for the offered  certificates  in the context of your financial  situation and tolerance for risk. You should carefully  consider,  among other things,  all of the applicable risk factors in connection with the  purchase of any class of the offered  certificates  listed in the section  entitled  "Risk  Factors" in the term sheet supplement.

                                                  OFFERED CERTIFICATES
-------------------------------------------------------------------------------------------------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
   CLASS          PASS-THROUGH             INITIAL              INITIAL RATING                   DESIGNATIONS
                                         CERTIFICATE
                      RATE            PRINCIPAL BALANCE   (STANDARD & POOR'S/FITCH)
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
CLASS A CERTIFICATES:
------------------------------------- ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
A-1                  6.00%                  $563,000,000           AAA/AAA                     Senior/ Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
A-2                  6.00%                   $24,931,000           AAA/AAA                     Senior/ Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
A-3                  6.00%                    $4,643,000           AAA/AAA                     Senior/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
A-4                  6.00%                    $7,393,000           AAA/AAA                 Senior/Lockout/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
A-P                   0.00%                   $1,448,359           AAA/AAA                  Senior/Principal Only
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
A-V               Variable Rate                 Notional           AAA/AAA            Senior/Interest Only/Variable Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
Total Class A Certificates:                 $601,415,359
------------------------------------- ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
CLASS R CERTIFICATES:
------------------------------------- ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
R                     6.00%                         $100           AAA/AAA                Senior/Residual/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
Total senior certificates:                  $601,415,459
------------------------------------- ------------------- --------------------------- -----------------------------------
CLASS M CERTIFICATES:
------------------------------------- ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
M-1                   6.00%                  $11,841,000            NA/AA                    Mezzanine/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
M-2                   6.00%                   $3,739,300             NA/A                    Mezzanine/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
M-3                   6.00%                   $2,492,900            NA/BBB                   Mezzanine/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
Total Class M Certificates:                  $18,073,200
------------------------------------- ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
Total offered certificates:                 $619,488,659
------------------------------------- ------------------- --------------------------- -----------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                              NON-OFFERED CERTIFICATES(1)
-------------------------------------------------------------------------------------------------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
CLASS B CERTIFICATES:
------------------------------------- ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
B-1                   6.00%                   $1,246,500            NA/BB                   Subordinate/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
B-2                   6.00%                   $1,246,500             NA/B                   Subordinate/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------ ------------------------ ------------------- --------------------------- -----------------------------------
B-3                   6.00%                   $1,246,462            NA/NA                   Subordinate/Fixed Rate
------------ ------------------------ ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
Total Class B Certificates:                   $3,739,462
------------------------------------- ------------------- --------------------------- -----------------------------------
------------------------------------- ------------------- --------------------------- -----------------------------------
Total offered and
non-offered certificates:                   $623,228,121
------------------------------------- ------------------- --------------------------- -----------------------------------

(1)  The information presented for non-offered certificates is provided solely to assist your understanding of the offered certificates.

OTHER INFORMATION:

The aggregate initial principal balance of the offered and non-offered certificates shown above may not equal the sum of the principal balances of those certificates as listed above due to rounding.  Only the offered certificates are offered for sale pursuant to the prospectus supplement and the related prospectus.  The non-offered certificates will be sold by the depositor in a transaction exempt from registration under the Securities Act of 1933, as amended.

CLASS A-V CERTIFICATES:

The interest rate payable with respect to the Class A-V Certificates varies according to the weighted average of the excess of the mortgage rate on each mortgage loan, net of the applicable master servicing fee rate and subservicing fee rate, over 6.00%.  On each monthly distribution date, holders of Class A-V Certificates will be entitled to receive interest at a rate equal to the current weighted average of the mortgage rates on the mortgage loans minus the applicable master servicing fee rate, subservicing fee rate and 6.00%, provided that the interest rate will not be less than zero.

The Class A-V Certificates do not have a certificate principal balance.  For the purpose of calculating interest payments, interest will accrue on a notional amount equal to the aggregate stated principal balance of the mortgage loans, which is initially equal to approximately $623,228,121.

The stated principal balance of any mortgage loan as of any date is equal to its scheduled principal balance as of the cut-off date, reduced by all principal payments received with respect to such mortgage loan that have been previously distributed to certificateholders and any realized losses with respect to such mortgage loan that have been previously allocated to certificateholders.  In addition, if a mortgage loan has been modified the stated principal balance would be increased by the amount of any interest or other amounts owing on the mortgage loan that have been capitalized in connection with such modification.

INTEREST DISTRIBUTIONS

   Holders of each class of Senior Certificates other than the Principal Only Certificates will be entitled to receive interest distributions in an amount equal to the Accrued Certificate Interest on that class on each distribution date, to the extent of the Available Distribution Amount for that distribution date, commencing on the first distribution date in the case of all classes of Senior Certificates entitled to interest distributions.

   Holders of each class of Class M Certificates will be entitled to receive interest distributions in an amount equal to the Accrued Certificate Interest on that class on each distribution date, to the extent of the Available Distribution
Amount for that distribution date remaining after distributions of interest and principal to the Senior Certificates, reimbursements for some Advances to the master servicer and distributions of interest and principal to any class of
Class M Certificates having a higher payment priority.

   As described in the definition of "Accrued Certificate Interest," Accrued Certificate Interest on each class of certificates is subject to reduction in the event of specified interest shortfalls allocable thereto.

   The Principal Only Certificates are not entitled to distributions of interest.

   Prepayment Interest Shortfalls will result because interest on prepayments in full is paid by the related mortgagor only to the date of prepayment, and because no interest is distributed on prepayments in part, as these prepayments in part are applied to reduce the outstanding principal balance of the related mortgage loans as of the Due Date in the month of prepayment.

   However, with respect to any distribution date, any Prepayment Interest Shortfalls resulting from prepayments in full or prepayments in part made during the preceding calendar month that are being distributed to the certificateholders on that distribution date will be offset by the master servicer, but only to the extent those Prepayment Interest
Shortfalls do not exceed an amount equal to the lesser of (a) one-twelfth of 0.125% of the Stated Principal Balance of the mortgage loans immediately preceding that distribution date and (b) the sum of the master servicing fee payable to the master servicer for its master servicing activities and reinvestment income received by the master servicer on amounts payable with respect to that distribution date.  No assurance can be given that the master servicing compensation available to cover Prepayment Interest Shortfalls will be sufficient therefor.  Any Prepayment Interest
Shortfalls which are not covered by the master servicer on any distribution date will not be reimbursed on any future distribution date.

   If on any distribution date the Available Distribution Amount is less than the Accrued Certificate Interest on the
Senior Certificates for that distribution date, the shortfall will be allocated among the holders of all classes of
Senior Certificates in proportion to their respective amounts of Accrued Certificate Interest for that distribution date.  In addition, the amount of any such interest shortfalls that are covered by subordination will be unpaid Accrued
Certificate Interest and will be distributable to holders of the certificates of those classes entitled to those amounts on subsequent distribution dates, in each case to the extent of the Available Distribution Amount after interest distributions.

   These interest shortfalls could occur, for example, if delinquencies on the mortgage loans were exceptionally high and were concentrated in a particular month and Advances by the master servicer did not cover the shortfall.  Any amounts so carried forward will not bear interest.  Any interest shortfalls will not be offset by a reduction in the servicing compensation of the master servicer or otherwise, except to the limited extent described in the second preceding paragraph with respect to Prepayment Interest Shortfalls.

   The pass-through rates on all classes of offered certificates, other than the Variable Strip Certificates and
Principal Only Certificates, are fixed.

   The pass-through rate on the Variable Strip Certificates on each distribution date will equal the weighted average, based on the Stated Principal Balance of the mortgage loans immediately preceding that distribution date of the pool strip rates on each of the mortgage loans in the mortgage pool.  The pool strip rate on any mortgage loan is equal to its Net Mortgage Rate minus 6.00%, but not less than 0.00%.  As of the cut-off date, the pool strip rates on the mortgage loans range between 0.000% and 1.420% per annum.  The initial pass-through rate on the Variable Strip
Certificates is approximately 0.2439% per annum.

   The Accrued Certificate Interest allocable to each class of certificates, other than the Principal Only Certificates, which are not entitled to distributions of interest, is based on the Certificate Principal Balance of that class or, in the case of the Interest Only Certificates, on the Notional Amount of that class.

PRINCIPAL DISTRIBUTIONS ON THE SENIOR CERTIFICATES

   The holders of the Senior Certificates, other than the Interest Only Certificates, which are not entitled to distributions of principal, will be entitled to receive on each distribution date and to the extent of the portion of the Available Distribution Amount remaining after the distribution of the Senior Interest Distribution Amount, a distribution allocable to principal equal to the sum of the Senior Principal Distribution Amount and the Class A-P
Principal Distribution Amount.

   After the distribution of the Senior Interest Distribution Amount, distributions of principal on the Senior
Certificates on each distribution date will be made as follows:

(a)      Prior to the occurrence of the Credit Support Depletion Date:

         (i)      the Class A-P Principal  Distribution  Amount will be distributed to the Class A-P  Certificates,  until the Certificate Principal Balance of the Class A-P Certificates has been reduced to zero;

         (ii)     the Senior Principal Distribution Amount will be distributed in the following manner and priority:

                  (A)      first,  to the Class R Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero;

                  (B)      second,  the  balance  of  the  Senior  Principal   Distribution  Amount  remaining  after  the
         distributions, if any, described in clause (a)(ii)(A) above, will be distributed concurrently as follows:

                                    (1)     93.8384944505%   of  the  amount  described  in  clause   (a)(ii)(B)  will  be
                           distributed to the Class A-1 Certificates  until the Certificate  Principal Balance thereof has been reduced to zero; and

                                    (2)     6.1615055495%   of  the  amount   described  in  clause   (a)(ii)(B)  will  be
                           distributed in the following manner and priority:

                                            (a)      first,  to the Class A-4  Certificates,  an amount up to the  Lockout
                                            Amount for that  distribution  date, until the Certificate  Principal  Balance thereof has been reduced to zero;

                                            (b)      second,  to the Class A-2 and Class A-3  Certificates,  sequentially, in that order,  until the  Certificate  Principal  Balances  thereof have been reduced to zero; and

                                            (c)      third, to the Class A-4  Certificates,  without regard to the Lockout
                                            Amount for that  distribution  date, until the Certificate  Principal  Balance thereof has been reduced to zero.

(b)      On or after the occurrence of the Credit Support Depletion Date, all priorities relating to distributions as described in clause (a) above relating to principal among the Senior Certificates will be disregarded.  Instead, an amount equal to the Class A-P Principal Distribution Amount will be distributed to the Class A-P Certificates, and then the Senior Principal Distribution Amount will be distributed to the Senior Certificates remaining, other than the Class
A-P Certificates, pro rata, in accordance with their respective outstanding Certificate Principal Balances.

(c)      After reduction of the Certificate Principal Balances of the Senior Certificates, other than the Class A-P
Certificates, to zero but prior to the Credit Support Depletion Date, the Senior Certificates, other than the Class A-P
Certificates, will be entitled to no further distributions of principal and the Available Distribution Amount will be paid solely to the holders of the Class A-P, Variable Strip, Class M and Class B Certificates.